#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS RELEASE

NR09-07

March 31, 2009

DORATO CLOSES $6.0 MILLION PRIVATE PLACEMENT

Vancouver, British Columbia - Dorato Resources Inc. ("Dorato" or the "Company") (TSX-V: DRI, Frankfurt: D05) is pleased to announce that it has closed its previously announced private placement financing through the issuance of 12,000,000 units (the "Units"), including 2,000,000 Units issued upon exercise of an over-allotment option, at a price of $0.50 per Unit for total gross proceeds to the Company of $6,000,000 (the "Offering"). Each Unit is comprised of one common share of the Company and one-half of one common share purchase warrant, each whole warrant entitling the holder to purchase one common share of Dorato at a price of $0.65 per share until March 31, 2011.

The Offering was completed by Canaccord Capital Corporation (the "Agent"). In connection with the Offering, the Agent received a cash commission equal to 7% of the total gross proceeds raised in the Offering and an aggregate of 1,200,000 agent's warrants, each of which is exercisable to purchase one common share of Dorato at a price of $0.70 per share until March 31, 2011.  In addition, the Agent received a corporate finance fee.

The securities issued pursuant to the Offering are subject to a hold period that will expire on August 1, 2009.  The Offering remains subject to the final approval of the TSX Venture Exchange.

The funds raised from the Offering will, once all applicable permits and authorizations are obtained, be used for exploration on the Cordillera Del Condor Property and for general working capital purposes.

Dorato Management Change

Dorato is also pleased to announce the appointment of Mr. Steve Stakiw to the position of Manager – Corporate Communications and Investor Relations.  Mr. Stakiw is a geologist with 20 years of mineral industry, research and finance market experience, most recently serving as Western Editor of The Northern Miner publication.  Mr. Stakiw will oversee development of the Company's comprehensive investor communications program and will focus on increasing the Company's exposure in the financial community.  Mr. Stakiw replaces Mr. Quentin Mai who has resigned from the position.  The board of directors would like to thank Mr. Mai for his valuable contribution over the past year.

About Dorato Resources Inc.

Dorato is a mineral exploration company focused on the emergent, world-class Cordillera Del Condor Gold-Copper Belt in northwest Peru, adjacent to the Ecuadorian border.  The property represents the geological continuation of the prolific Ecuadorian territory, where world-class gold-bearing epithermal and copper-gold porphyry mineralization has been discovered and delineated.  Dorato, through a series of option agreements, now has the right to become the first mover on the Peruvian side of the Belt through a highly prospective and unexplored land package, exceeding 800 square kilometres in area.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) "Keith J. Henderson"
President and CEO

For further information please contact:

Steve Stakiw, Manager-Corporate Communications & Investor Relations

Email: info@doratoresources.com

Phone: 604-638-5817/ Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words "expect", "intend", "estimate", "will" and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking information. Statements in this press release regarding Dorato's business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Dorato's future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Company disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.